CONSENT OF INDEPENDENT ACCOUNTANTS







           We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the registration statement on Form N-1A ("Registration Statement") of our report dated June 16, 2000, relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Report to Shareholders of Growth Fund, Capital Income Fund, Multiple Index Trust, Yorktown Classic Value Trust, and Treasuries Trust (comprising American Pension Investors Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
September 29, 2000